Exhibit 2.2

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AGREEMENT AND PLAN OF MERGER

by and among

SKYWORKS SOLUTIONS, INC.,

POWERCO ACQUISITION CORP.

and

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

Dated as of May 26, 2011

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Schedule A	Stockholder Agreement Signatories
Schedule 3	“Knowledge”
Schedule 7.2(c)(i)	Certain Required Third-Party Consents
Schedule 7.2(f)	Required Signatory to Noncompetition Agreement
Schedule 9.2	E-Mail Addresses

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TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(g)
Affiliate	Section 3.2(e)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)
Antitrust Laws	Section 6.7(b)
Antitrust Order	Section 6.7(b)
Arbitrator	Section 9.11(e)
Assumed Restricted Stock Unit	Section 2.3(e)
Award	Section 9.11(g)
Buyer	Preamble
Buyer Balance Sheet	Section 4.4(b)
Buyer Common Stock	Section 2.1(c)
Buyer Disclosure Schedule	Article IV Forepart
Buyer Material Adverse Effect	Article IV Forepart
Buyer Preferred Stock	Section 4.2
Buyer SEC Documents	Section 4.4(a)
Certificate of Merger	Section 1.1
Company Certificates	Section 2.2(a)
Chancery Rules	Section 9.11(c)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 3.4(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III Forepart
Company Employee Plans	Section 3.14(a)
Company Insiders	Section 6.13(c)
Company Intellectual Property	Section 3.10(b)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Article III Forepart
Company Material Contracts	Section 3.11(a)
Company Meeting	Section 3.4(d)
Company Options	Section 2.3(a)
Company Permits	Section 3.16
Company Preferred Stock	Section 3.2(a)
Company Restricted Stock Units	Section 2.3(e)
Company SEC Documents	Section 3.5(a)
Company Stock Plans	Section 2.3(a)
Company Stockholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Confidentiality Agreement	Section 5.2
Contamination	Section 3.13(b)
Delaware Court of Chancery	Section 9.11(b)

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Terms	Reference in Agreement
DGCL	Preamble
Dispute	Section 9.11(c)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Environmental Law	Section 3.13(b)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.13(b)
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.11(a)
Insurance Policies	Section 3.18
Intellectual Property	Section 3.10(a)
Internal Revenue Code	Section 2.2(h)
IRS	Section 3.14(b)
Liens	Section 3.4(b)
Merger	Recitals
Merger Sub	Preamble
Noncompetition Agreement	Recitals
Option Exchange Ratio	Section 2.3(a)
Ordinary Course of Business	Section 3.2(g)
Outside Date	Section 8.1(b)
Proxy Statement/Prospectus	Section 3.5(d)
Registration Statement	Section 3.5(d)
Regulation M-A Filing	Section 3.5(d)
Release	Section 3.13(b)
Released	Section 3.13(b)
Representatives	Section 6.1(a)
Sarbanes Act	Section 3.5(a)
SEC	Section 3.4(c)
Second Request	Section 6.7(a)
Section 16 Information	Section 6.13(b)
Securities Act	Section 3.2(e)
Specified Time	Section 6.1(a)
Stockholder Agreement	Recitals
Subsidiary	Section 3.2(g)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Third Party Intellectual Property	Section 3.10(b)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 26, 2011 by and among Skyworks Solutions, Inc., a Delaware corporation (the “Buyer”), PowerCo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Merger Sub”), and Advanced Analogic Technologies Incorporated, a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of the Buyer, Merger Sub and the Company deem it advisable and in the best interests of their respective corporations and the stockholders of their respective corporations that Merger Sub be merged with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company becoming a wholly owned subsidiary of the Buyer (the “Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, (a) the stockholders of the Company named on Schedule A hereto have entered into the Stockholder Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Stockholder Agreement”), pursuant to which such stockholders have, among other things, agreed to vote all voting securities of the Company that such stockholders own or control (or over which they exercise voting control) for the approval of the Merger and the adoption of this Agreement; and (b) the stockholder of the Company listed on Schedule 7.2(f) has entered into a Non-competition, Non-solicitation and Confidentiality Agreement (the “Noncompetition Agreement”), pursuant to which he has agreed, among other things, not to compete with the Buyer or the Company for a specified period of time following the Effective Time (the effectiveness of which Noncompetition Agreement is subject, as a condition subsequent, to the occurrence of the Effective Time);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer shall prepare, and on the Closing Date or as soon as practicable thereafter the Buyer shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Surviving Corporation in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Pacific time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 950 Page Mill Road, Palo Alto, California, unless another date, place or time is agreed to in writing by the Buyer and the Company.

1.3 Effects of the Merger. At the Effective Time (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (ii) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended in its entirety so that such Certificate of Incorporation is identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that (A) all references to the name of Merger Sub therein shall be changed to refer to the name of the Company and (B) the identity of the incorporator shall be deleted and, as so amended, such Certificate of Incorporation shall be the Certificate of

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Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL. In addition, the Buyer shall cause the By-laws of the Company as in effect immediately prior to the Effective Time to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the By-laws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein shall be changed to refer to the name of the Company, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.001 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock or by any wholly owned subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, Merger Sub or any other wholly owned subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c) Exchange Ratio for Company Common Stock. Subject to the provisions of Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Company Shares under Section 2.4) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2, a cash payment in the amount of $3.68 (as the same may be adjusted in accordance herewith, the “Cash Amount”) plus 0.08725 of a share of Buyer Common Stock (the “Stock Amount”) (the Cash Amount and the Stock Amount are together referred to as the “Merger Consideration”); provided, however, that if the product of the Stock Amount and the average last reported sale price of Buyer Common Stock (at the 4:00 p.m., Eastern Time, end of regular trading hours) on the five (5) full trading days ending on the trading day immediately prior to the date on which the Effective Time occurs (such average, the “Average Price,” and such product, the “Closing Value”) is less than $2.45, then the Cash Amount shall be increased by the difference between the $2.45 and the Closing Value and if the Closing Value is more than $2.45, then the Cash Amount shall be reduced by the difference between the Closing Value and $2.45 (but in no event shall the Cash Amount as reduced be less than zero); but provided, further, that if the Average Price is less than $21.00, then Buyer shall have the right to pay the entire Merger Consideration in cash, and in such case the Cash Amount will be $6.13 and the Stock Amount will be zero. For purposes of this Agreement, “Buyer Common Stock” means common stock, $0.25 par value per share, of the Buyer. As of the Effective Time, all such shares of Company Common Stock

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shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest, subject to the provisions of Section 2.4.

(d) Adjustments to Exchange Ratio. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

(e) Unvested Stock. At the Effective Time, any shares of Buyer Common Stock issued in accordance with Section 2.1(c) with respect to any unvested shares of Company Common Stock awarded to employees, directors or consultants pursuant to any of the Company’s plans or arrangements and outstanding immediately prior to the Effective Time shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such unvested shares of Company Common Stock vest at the Effective Time. The Company shall not take or permit any action which would accelerate vesting of any unvested shares, except to the extent required by the terms of an agreement or plan “made available” to the Buyer (as defined in Section 9.8) that is applicable to such shares in effect on the date hereof. Copies of the relevant agreements governing such shares and the vesting thereof have been provided to the Buyer. All outstanding rights which the Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Buyer in the Merger and shall thereafter be exercisable by the Buyer upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Option Exchange Ratio. The Company shall take all steps necessary to cause the foregoing provisions of this Section 2.1(e) to occur.

2.2 Exchange of Company Certificates. The procedures for exchanging outstanding shares of Company Common Stock for Buyer Common Stock pursuant to the Merger are as follows:

(a) Exchange Agent. As of the Effective Time, the Buyer shall deposit with the Buyer’s transfer agent or another bank or trust company designated by the Buyer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) the aggregate amount of cash and certificates representing the aggregate number of shares of Buyer Common Stock (such cash and shares of Buyer Common Stock being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock, (ii) cash in an amount sufficient to make the payments for fractional shares required pursuant to Section 2.2(c), and (iii) any dividends or distributions to which holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Company Certificates”) whose shares were converted pursuant to Section 2.1 into the right to receive shares of Buyer Common Stock may then be entitled pursuant to Section 2.2(e).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Company Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in customary form with such provisions as the Buyer and the Company may reasonably agree) and (ii) instructions for effecting the surrender of the Company Certificates in exchange for the applicable cash amount and certificates representing the applicable number of shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock and any dividends or distributions as provided below). Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the

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Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor the cash amount which such holder has the right to receive pursuant to the provisions of this Article II and a certificate representing the number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions then payable pursuant to Section 2.2(d), and the Company Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the applicable cash amount and a certificate representing the proper number of shares of Buyer Common Stock, plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions then payable pursuant to Section 2.2(d), may be issued or paid to a person other than the person in whose name the Company Certificate so surrendered is registered, if such Company Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable cash amount and a certificate or certificates representing the applicable number of shares of Buyer Common Stock that the holder of such Company Certificate has the right to receive pursuant to the provisions of this Article II, plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions then payable pursuant to Section 2.2(d), as contemplated by this Section 2.2, subject to the provisions of Section 2.4.

(c) No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Company Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Company Certificates delivered by such holder and the aggregate number of shares of Company Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the average of the last reported sales prices of Buyer Common Stock at the 4:00 p.m., Eastern time, end of regular trading hours on Nasdaq during the ten (10) consecutive trading days ending on the last trading day prior to the Effective Time.

(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be issued and paid to the record holder of the Company Certificate, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, without interest, and, at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Buyer Common Stock.

(e) No Further Ownership Rights in Company Common Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of Company Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Sections 2.2(c) or 2.2(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

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(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one hundred eighty (180) after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of its claim for Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock.

(g) No Liability. To the extent permitted by applicable law, none of the Buyer, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Buyer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificate shall not have been surrendered prior to one (1) year after the Effective Time (or immediately prior to such earlier date on which any shares of Buyer Common Stock, and any cash payable to the holder of such Company Certificate or any dividends or distributions payable to the holder of such Company Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such shares of Buyer Common Stock or cash, dividends or distributions in respect of such Company Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

(i) Lost Company Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the shares of Buyer Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

2.3 Company Stock Plans.

(a) At the Effective Time, each outstanding option to purchase Company Common Stock (each, a “Company Option”), whether vested or unvested, and all stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) themselves, insofar as they relate to outstanding Company Options, shall be assumed by the Buyer and each Company Option shall become an option to acquire, on the same terms and conditions as were applicable under the Company Option immediately prior to the Effective Time, a number of shares of Buyer Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the quotient obtained from dividing $6.13 by the Average Price (the “Option Exchange Ratio”) (rounded down to the nearest whole number), at a price per share of Buyer Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained from dividing (x) the exercise price per share for the shares of Company

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Common Stock purchasable pursuant to the assumed Company Option immediately prior to the Effective Time by (y) the Option Exchange Ratio. Such Company Options shall continue in effect on the same terms and conditions to which they are subject (subject to the adjustments required by this Section 2.3 after giving effect to the Merger).

(b) As soon as practicable after the Effective Time, the Buyer shall deliver to the participants in the Company Stock Plans an appropriate notice setting forth such participants’ rights pursuant to the Company Options, as provided in this Section 2.3.

(c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Company Options assumed in accordance with this Section 2.3. As soon as practicable (but in no event more than ten (10) business days after the Effective Time, the Buyer shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Buyer Common Stock subject to such options, and thereafter shall use commercially reasonable efforts to maintain the effectiveness of that registration statement for as long as any such Company Options remain outstanding.

(d) The Company shall (i) terminate its 2005 Employee Stock Purchase Plan (the “ESPP”) in accordance with its terms as of or prior to the Effective Time, (ii) provide notice as required in Section 19(c) of the ESPP, and (iii) not commence any new offering period under the ESPP after the date of this Agreement.

(e) At the Effective Time, each outstanding award of Company restricted stock units (“Company Restricted Stock Units”) that is to be settled in Company Common Stock that is outstanding immediately prior to the Effective Time shall be assumed by the Buyer (each, an “Assumed Restricted Stock Unit”). In accordance with its terms, each Assumed Restricted Stock Unit shall be converted into a restricted stock unit to acquire that number of shares of Buyer Common Stock equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit, and (y) the Option Exchange Ratio, rounded down to the nearest whole share of Buyer Common Stock. Each Assumed Restricted Stock Unit shall otherwise be subject to the same terms and conditions (including as to vesting) as were applicable under the respective Company Restricted Stock Units immediately prior to the Effective Time.

2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has neither voted in favor of the Merger Agreement or the Merger nor consented thereto in writing and who has properly and validly perfected their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice, filings, correspondence or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not voluntarily make any payment or make or accept any settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its prior express written consent to such payment or settlement offer (which consent will not be unreasonably withheld).

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and Merger Sub that the statements contained in this Article III are true and correct, except as expressly set forth (i) herein or (ii) in the disclosure schedule delivered by the Company to the Buyer and Merger Sub on or before the date of this Agreement (the “Company Disclosure Schedule”) or (iii) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (as amended by the Amendment thereto filed prior to the date hereof) or the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, in each case as filed with the SEC (other than in any “risk factor” disclosure or forward-looking statement or any other disclosure therein that constitutes a general cautionary or predictive statement). The Company Disclosure Schedule shall be arranged in sections, subsections, paragraphs and clauses corresponding to the numbered and lettered sections, subsections, paragraphs and clauses contained in this Article III and the disclosure in any section, subsection, paragraph or clause shall qualify (1) the corresponding section, subsection, paragraph or clause in this Article III and (2) the other sections, subsections, paragraphs and clauses in this Article III only to the extent that it is reasonably clear from a reading of such disclosure that it also qualifies or applies to such other sections, subsections, paragraphs and clauses.

For purposes of this Agreement, the term “Company Material Adverse Effect” means any effect, circumstance, change, event and/or development (each an “Effect”, and collectively, “Effects”) that, either individually or in the aggregate, and taken together with all other Effects, has (or have) a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole; provided, however, that no Effect (either by itself or when aggregated or taken together with any and all other such Effects) proximately caused by any of the matters described in clauses (a), (b), (c), (g) or (h) or resulting directly and primarily from any of the matters described in clauses (d), (e) or (f) below shall be deemed to be or to constitute a “Company Material Adverse Effect,” and no Effect (either by itself or when aggregated or taken together with any and all other such Effects) proximately caused by any of the matters described in clauses (a), (b), (c), (g) or (h) or resulting directly and primarily from any of the matters described in clauses (d), (e), or (f) below shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may occur:

(a) general economic conditions in the United States, China or any other country (or changes therein), general conditions in the financial markets in the United States, China or any other country (or changes therein), or general political conditions in the United States, China or any other country (or changes therein), in any such case to the extent that such conditions or changes do not affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries conduct business;

(b) general conditions in the industries in which the Company and its Subsidiaries conduct business (or changes therein) to the extent that such conditions or changes do not affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries conduct business;

(c) general conditions caused by acts of terrorism, war or armed hostilities to the extent that such acts of terrorism, war or armed hostilities do not affect the Company or any of its Subsidiaries directly or in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries conduct business;

(d) the response of customers, suppliers, distributors, business partners and employees of the Company and its Subsidiaries to the announcement of this Agreement and the pendency of the transactions contemplated hereby;

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(e) action taken by the Company or its Subsidiaries at the express written request of the Buyer after the date hereof (and in conformity therewith) that is not required by the terms of this Agreement;

(f) changes in GAAP (or the interpretation thereof) that affect the consolidated financial statements of the Company and its Subsidiaries;

(g) changes (in and of themselves) in the trading price or volume of the Company’s stock (it being understood, acknowledged and agreed that the underlying causes of, and the facts, circumstances or occurrences giving rise or contributing to such changes may be deemed to constitute a “Company Material Adverse Effect” (unless otherwise excluded by this definition) and may be taken into account in determining whether there has been, is, or would be a Company Material Adverse Effect); or

(h) failure (in and of itself) by the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood, acknowledged and agreed that the underlying causes of, and the facts, circumstances or occurrences giving rise or contributing to such failure, and any legal liabilities resulting from such failure, may be deemed to constitute a “Company Material Adverse Effect” (unless otherwise excluded by this definition) and may be taken into account in determining whether there has been, is, or would, could or is likely to be a Company Material Adverse Effect).

For the avoidance of doubt, the parties agree that for all purposes of this Agreement: (i) with respect to the assets and/or liabilities of the Company and its Subsidiaries, an Effect that would otherwise constitute a Company Material Adverse Effect (or would otherwise be considered in determining whether a Company Material Adverse Effect has occurred or would, could or is likely to occur) shall constitute a Company Material Adverse Effect (and shall be considered in determining whether a Company Material Adverse Effect has occurred or would, could or is likely to occur) even if such Effect is a one-time or non-recurring and whether or not the impact of such Effect is permanent, ongoing, long-term or short-term; (ii) the term “business” includes (but is not limited to) the long-term future earnings potential of the Company and its Subsidiaries; (iii) the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in this forepart to Article III or to Buyer Material Adverse Effect in Article IV; (iv) when a statement in a representation and warranty in Article III is qualified by the phrase “in all material respects,” materiality shall be determined solely by reference to, and solely within the context of, the particular representation and warranty in which such qualifying phrase is used and not with respect to the entirety of this Agreement or the entirety of the transactions contemplated by this Agreement; and (v) to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (A) the representations and warranties, covenants, agreements and closing conditions in this Agreement shall be construed to be cumulative, (B) each representation and warranty, covenant, agreement and closing condition in this Agreement shall be given full separate and independent effect, and (C) no limitation in or exception to any representation and warranty, covenant, agreement or closing condition shall be construed to limit or apply to any other representation and warranty, covenant, agreement or closing condition unless such limitation or exception is expressly made applicable to such other representation and warranty, covenant, agreement or closing condition.

For purposes of this Agreement, the term “Knowledge,” when applicable to the Company in any given provision, means the knowledge of each of the individuals listed in Schedule 3 hereto and the knowledge that each such individual would have obtained after consulting with his or her direct reports with responsibility for the functional, geographic or product areas relating to such provision.

3.1 Organization, Standing and Power. The Company a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary. The Company has made available or delivered to the Buyer complete and accurate copies of the Certificate of Incorporation and By-laws of the Company.

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3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and no shares of preferred stock, $0.001 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of the close of business on May 24, 2011, (i) (A) 47,164,520 shares of Company Common Stock were issued and 42,971,079 shares of Company Common Stock were outstanding and (B) 1,341,940 Company Restricted Stock Units (whether to be settled in stock or cash) were issued and outstanding, (ii) 4,193,441 shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of Company Preferred Stock were issued or outstanding.

(b) Section 3.2(b) of the Company Disclosure Schedule lists all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company, indicating the name of the applicable stockholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether, to the Knowledge of the Company, such holder has the sole power to vote and dispose of such shares.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list of: (i) all Company Stock Plans as of the date of this Agreement, indicating for each Company Stock Plan, as of the close of business on May 24, 2011, the number of shares of Company Common Stock issued to such date under such Plan, the number of shares of Company Common Stock subject to outstanding Company Options and outstanding Company Restricted Stock Units under such Plan as of such date and the number of shares of Company Common Stock reserved for future issuance under such Plan as of such date; and (ii) all outstanding Company Options as of the close of business on May 24, 2011, indicating with respect to each such Company Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. The Company has delivered to the Buyer complete and accurate copies of all Company Stock Plans and the forms of all agreements evidencing equity compensation with respect to the Company. No offering period is open under the Company’s ESPP and no additional shares will be issued under the ESPP.

(d) No Company Warrants are outstanding and no shares of Company Common Stock are reserved for future issuance pursuant to Company Warrants.

(e) As of the close of business on May 24, 2011, except (x) as set forth in this Section 3.2, (y) as reserved for future grants under Company Stock Plans, (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Between the close of business on May 24, 2011 and the signing and execution of this Agreement, the Company has not granted any options or,

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to the knowledge of the Company, issued any shares of Company Common Stock, except in satisfaction of exercises of options granted prior to the close of business on May 24, 2011 and settlements of restricted stock units granted prior to the close of business on May 24, 2011. The Company had not had and does not have other outstanding forms of equity compensation, including any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the Stockholder Agreements, neither the Company nor any of its Affiliates is a party to or is bound by any, and to the Knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(f) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Sections 3.2 (c) and 3.2(d) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(g) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any majority- or wholly-owned subsidiary (each, a “Subsidiary” of the specified person) of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”) and listed in Section 3.2(g) of the Company Disclosure Schedule.

(h) No consent of the holders of Company Options or Company Warrants is required in connection with the actions contemplated by Section 2.3.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction material to the Company’s business where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’

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qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding agreements with respect to equity compensation relating to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has delivered to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the Ordinary Course of Business.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement and the approval of the Merger (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is advisable, fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar applicable legal requirements affecting or relating to the rights of creditors generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination or cancellation, imposition or acceleration of any material obligation, or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under,

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require the payment of a fee, penalty or other amount under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature (“Liens”) on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that are not (and will not be), either individually or in the aggregate, material to the conduct of the business of the Company and its Subsidiaries and do not (and will not) involve a material expense or liability. Section 3.4(b) of the Company Disclosure Schedule lists all consents, waivers and approvals under any of the Company’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by this Agreement, other than consents, waivers or approvals obtainable without material expense and whose absence would not, either individually or in the aggregate, be material to the conduct of the business or involve a material liability to the Company, the Buyer or any of their respective Subsidiaries.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any U.S. federal, state or local, foreign or supranational government, official, administrative agency, commission, court, or other governmental or regulatory authority, agency or instrumentality, any arbitral tribunal, or any U.S. or non-U.S. stock market or stock exchange on which shares of Company Common Stock are listed for trading (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) possible pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and notification or filing requirements under applicable foreign antitrust and competition laws (if applicable), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement/Prospectus with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country.

(d) The affirmative vote for adoption of the Company Voting Proposal by the holders of a majority of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders to consider the Company Voting Proposal (the “Company Meeting”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by the Company with the SEC since it became an SEC reporting company, and has made available to the Buyer copies of all registration statements, forms, reports, certifications and other documents filed by the Company (or incorporated by reference in registration statements, forms, reports,

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certifications and other documents filed by the Company) with the SEC since January 1, 2008, including all certifications and statements required by (i) Rule 13a-14 or 15d-14 of the Exchange Act or (ii) 18 U.S. C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”) and including complete unredacted copies of all documents redacted or withheld pursuant to a confidential treatment request. All such registration statements, forms, reports, certifications and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Documents.” All of the Company SEC Documents are publicly available on the SEC’s EDGAR system (except to the extent of material redacted or withheld pursuant to confidential treatment requests). The Company has made available to the Buyer copies of all comment letters received by the Company from the staff of the SEC since January 1, 2006 and all responses to such comment letters by or on behalf of the Company. The Company SEC Documents (x) were or will be filed on a timely basis, (y) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (z) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. As used in this Section 3.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC, whether or not it is deemed “filed” for purposes of Section 18 of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Documents at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or will not be material in amount or effect. The consolidated, unaudited balance sheet of the Company as of March 31, 2011 is referred to herein as the “Company Balance Sheet.”

(c) Deloitte & Touche LLP, the Company’s current auditors, is and has been at all times since its engagement by the Company (x) “independent” with respect to the Company within the meaning of Regulation S-X and (y) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d) The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by the Buyer pursuant to which shares of Buyer Common Stock issued in connection with the Merger shall be registered under the Securities Act (the “Registration Statement”), or to be included or supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Company for inclusion in the

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proxy statement/prospectus to be sent to the stockholders of the Company (the “Proxy Statement/Prospectus”) in connection with the Company Meeting, which information shall be deemed to include all information about or relating to the Company, the Company Voting Proposal or the Company Meeting, shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of the Company, or at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus should be discovered by the Company or should occur, the Company shall promptly inform the Buyer of such fact or event.

3.6 No Undisclosed Liabilities; Indebtedness.

(a) Except for normal and recurring liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course of Business, the Company and its Subsidiaries do not have any material liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or reserved against in the Company Balance Sheet and notes thereto contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, (ii) liabilities created by this Agreement or set forth in Section 3.26 of the Company Disclosure Schedule, and (iii) liabilities incurred after the Balance Sheet Date in the Ordinary Course and, from and after the execution and delivery of this Agreement, in compliance with the terms of this Agreement.

(b) Section 3.6(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount in excess of one hundred thousand dollars ($100,000) is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. For purposes of this Section 3.6, “indebtedness” means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person other than Permitted Liens, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person, and (J) all guarantees and arrangements having the economic effect of a guarantee by such person of any indebtedness of any other person. All of the outstanding indebtedness of the type described in this Section 3.6(b) of the Company and each of its Subsidiaries may be prepaid by the Company or its Subsidiary at any time without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

3.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; or (ii) any other action or event that would have required the consent of the Buyer pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

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3.8 Taxes.

(a) Each of the Company and the Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes prior to delinquency. The unpaid Taxes of the Company and each Subsidiary for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet and all unpaid Taxes of the Company and each Subsidiary for all Tax periods commencing after the date of the Company Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. Neither the Company nor any Subsidiary (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company or any Subsidiary, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company or any Subsidiary was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity and each of the Company and the Subsidiaries has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party. As used in this Agreement, “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, and “Tax Returns” shall mean any and all reports, returns (including information returns), or declarations or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, and including, for the avoidance of doubt, U.S. Department of the Treasury Form TD F 90-22.1.

(b) The Company has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Company and any Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. No examination or audit or other action of or relating to any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. No deficiencies for Taxes of the Company or any Subsidiary have been claimed, proposed or assessed by any Governmental Entity. Neither the Company nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not

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filed. Neither the Company nor any Subsidiary has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(c) Neither the Company nor any Subsidiary has made any payment, is obligated to make any payment, or is a party to any agreement that would obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Internal Revenue Code.

(d) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Internal Revenue Code (or any similar adjustments under any provision of the Internal Revenue Code or the corresponding foreign, state or local Tax law), (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Internal Revenue Code (or any corresponding provision of state, local or foreign Tax law), (iii) closing agreement as described in Section 7121 of the Internal Revenue Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) any election made pursuant to Section 108(i) of the Internal Revenue Code on or prior to the Closing Date.

(e) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Internal Revenue Code.

(f) Neither the Company nor any Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Internal Revenue Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Internal Revenue Code) that includes the transactions contemplated by this Agreement.

(g) Section 3.8(g) of the Company Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company or any Subsidiary files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis.

(h) Neither the Company nor any Subsidiary (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes, (ii) has made a check-the box election under Section 7701 of the Internal Revenue Code, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code (or any similar provision of state, local or foreign Law), or (iv) is a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code.

(i) Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Internal Revenue Code.

(j) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet delinquent or being contested in good faith.

(k) All related party transactions involving the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax law. Each of the Company and its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax law.

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(l) Neither the Company nor any Subsidiary has engaged in a “reportable transaction” as set forth in Treasury Regulation section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation section 301.6111-2(b)(2) or any analogous provision of state or local law. Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Internal Revenue Code.

3.9 Owned and Leased Real Properties.

(a) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease, is in default in any material respect under any of the Company Leases Each of the Company Leases is in full force and effect and is enforceable in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has provided the Buyer with complete and accurate copies of all Company Leases.

3.10 Intellectual Property.

(a) The Company and its Subsidiaries exclusively own, or license on an exclusive basis or otherwise possess legally enforceable rights to use on an exclusive basis, without any obligation to make any fixed or contingent payments, including any royalty payments, all Intellectual Property used in or necessary to (and material to) the conduct of the business of the Company and its Subsidiaries as currently conducted (in each case excluding generally commercially available, “off-the-shelf” software programs licensed pursuant to shrinkwrap or “click-and-accept” licenses). For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

(b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement to which the Company or any of its Subsidiaries is now or will, prior to the Effective Time, be a party relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company or any of its Subsidiaries (the “Company Intellectual Property”) or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company or any of its Subsidiaries (the “Third Party Intellectual Property”). Section 3.10(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of the registered Company Intellectual Property and Section 3.10(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all material Third Party Intellectual Property.

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(c) All patents and registrations and applications for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole, are valid and subsisting. The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property. To the Knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property or Third Party Intellectual Property, except for infringements, violations or misappropriations that, individually and/or in the aggregate, have not had, do not and will not have, and are not reasonably likely to have, in the future, a Company Material Adverse Effect.

(d) None of the (i) products previously or currently sold by the Company or any of its Subsidiaries or (ii) business or activities previously or currently conducted by the Company or any of its Subsidiaries infringes or violates, in any material respect, or constitutes a material misappropriation of, any Intellectual Property of any third party. Since January 1, 2008, neither the Company nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

3.11 Agreements, Contracts and Commitments; Government Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts and agreements (collectively, the “Company Material Contracts”) that are material to the business, assets, liabilities, capitalization, prospects, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole, including contracts and agreements made in the Ordinary Course and including all credit agreements, mortgages, indentures and foundry agreements. The Company has provided the Buyer with a complete and accurate copy of each Company Material Contract. Each Company Material Contract is in full force and effect and is enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar applicable legal requirements affecting or relating to the rights of creditors generally and general principles of equity , regardless of whether asserted in a proceeding in equity or at law. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is, in any material respect, in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract.

(b) Section 3.11(b) of the Company Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which the Company or any of its Subsidiaries is a party or bound with any Affiliate of the Company (other than any Subsidiary which is a direct or indirect wholly owned Subsidiary of the Company). Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 3.11(b) of the Company Disclosure Schedule have heretofore been furnished to the Buyer. Neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

(c) There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which the Company or any of its Subsidiaries is a party or is subject that has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as proposed to be conducted. Neither the Company nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

(d) Except as otherwise disclosed under Section 3.11(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to intellectual property of the Buyer or any of the Buyer’s Affiliates following the Closing.

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(e) Neither the Company nor any of its Subsidiaries is or has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the Company’s Knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has since January 1, 2005 been audited or investigated or is now being audited or, to the Company’s Knowledge, investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to the Company’s Knowledge, has any such audit or investigation been threatened. To the Company’s Knowledge, there is no valid basis for (a) the suspension or debarment of the Company or any of its Subsidiaries from bidding on contracts or subcontracts with any Governmental Entity or (b) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

3.12 Litigation; Product Liability. As of the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which (a) seeks either damages in excess of fifty thousand dollars ($50,000) or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries. As of the date hereof, no product liability claims have been asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries.

3.13 Environmental Matters.

(a) Except for such matters which, individually and/or in the aggregate, have not had, and are not reasonably likely to have a Company Material Adverse Effect:

(i) the Company and each of its Subsidiaries have at all times complied with, and is not currently in violation of, any applicable Environmental Laws;

(ii) the Company and each of its Subsidiaries have all permits, licenses and approvals required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

(iii) to the Knowledge of the Company, there is no Contamination of or at the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures);

(iv) to the Knowledge of the Company, there was no Contamination of or at the properties formerly owned, leased or operated by the Company or any of its Subsidiaries prior to or during the period of time such properties were owned, leased or operated by the Company or any of its Subsidiaries;

(v) neither the Company nor any of its Subsidiaries have received any written notice alleging that any of them is subject to liability for a Release of any Hazardous Substance or Contamination on the property of any third party;

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(vi) neither the Company nor any of its Subsidiaries have Released any Hazardous Substance to the environment;

(vii) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information, nor is the Company or any of its Subsidiaries aware of any pending or threatened notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

(viii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability or obligation under any Environmental Law or relating to Hazardous Substances;

(ix) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law;

(x) none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is listed in the National Priorities List or any other list, schedule, log, inventory or record maintained by any federal, state or local governmental agency with respect to sites from which there is or has been a Release of any Hazardous Substance or any Contamination;

(xi) none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is used, nor was ever used, (A) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Substances, excepting, however, for the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice; (B) for industrial, military or manufacturing purposes; or (C) as a gasoline service station or a facility for selling, dispensing, storing, transferring or handling petroleum and/or petroleum products;

(xii) there are no underground or above ground storage tanks (whether or not currently in use), urea-formaldehyde materials, asbestos, asbestos containing materials, polychlorinated biphenyls (PCBs) or nuclear fuels or wastes, located on or under any of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, and no underground tank previously located on these properties has been removed therefrom; and

(xiii) there are no liens against any of the properties currently owned, leased or operated by the Company or any of its Subsidiaries arising under any Environmental Law.

(b) For purposes of this Agreement:

(i) “Environmental Law” means any applicable federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the Release or threatened Release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles containing Hazardous Substances; (vii) health and safety of employees and other persons as they relate to exposures to Hazardous Substances; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of Hazardous Substances.

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(ii) “Contamination” means the presence of any Hazardous Substance, in such concentrations that a Governmental Entity will require the Company or any of its Subsidiaries to remove or remediate such Hazardous Substances pursuant to Environmental Laws.

(iii) “Release” or “Released” shall have the same meaning as under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601(22), and shall include any threatened Release.

(iv) “Hazardous Substance” means any substance that is: (A) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any applicable Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(c) Section 3.13(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all Phase 1 Environmental Site Assessments relating to any real property that the Company or any of its Subsidiaries has at any time owned, leased, occupied or operated and which were issued or conducted during the five (5) years prior to the date of this Agreement and of which the Company or any of its Subsidiaries has possession or control. A complete and accurate copy of each such document has been provided to the Buyer.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”) for the benefit of any current or former directors, officers or employees or dependents of the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has or would reasonably be expected to have liability. For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting agreements, severance agreements or severance pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, incentive programs or arrangements, sick leave, death benefits, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, consulting, or other compensation arrangements, workers’ compensation, enhanced redundancy pay, retirement, pension or related benefits, provident fund, deferred compensation, bonus, equity compensation or equity-based compensation, equity purchase plans or programs, hospitalization, medical insurance, life insurance, maternity funds, unemployment insurance, employee housing funds, tuition reimbursement or scholarship programs, vehicle allowances, plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity that is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Internal Revenue Code), or (3) an affiliated service group (as defined under Section 414(m) of the Internal Revenue Code or the regulations under Section 414(o) of the Internal Revenue Code), any of which includes (or which at any time in the six (6) years prior to the date of this Agreement included) the Company or a Subsidiary.

(b) With respect to each Company Employee Plan, the Company has furnished or made available to the Buyer, a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), or, with respect to the Company’s Subsidiaries that are doing business in or are organized under or

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otherwise subject to the laws of, the People’s Republic of China (the “China Subsidiaries”), all necessary tax receipts issued by relevant tax authorities in the twelve-month period ending on the last day of the month immediately preceding the date hereof, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbooks and (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Internal Revenue Code.

(c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Internal Revenue Code, and all other applicable laws (including, in the case of the Company’s China Subsidiaries, the laws and regulations of the People’s Republic of China on employee benefits and individual income tax) and all rules and regulations thereunder and in accordance with its terms, and each of the Company, the Company’s Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan. To the Knowledge of the Company, with respect to the Company Employee Plans, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under ERISA, the Internal Revenue Code or any other applicable law or any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Employee Plan.

(d) With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no material benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. Section 3.14(d)(i) and (ii), respectively, of the Company Disclosure Schedule set forth (i) any “Retirement Allowances” due to employees in Japan if they were terminated at the Closing and the difference between the projected liability for such allowances on a Closing Date termination and the assets segregated or funded or insured to provide for such liabilities; and (ii) the status of the Company’s contributions to the Old Pension Scheme in Taiwan and any underpayment or insufficient payment to the related required pension reserve fund.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Internal Revenue Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Internal Revenue Code, no such determination letter has been revoked and, to the Knowledge of the Company, revocation has not been threatened, and, except as required by applicable law, no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in a manner that would affect its qualified status, and no act or omission has occurred, that is reasonably likely to adversely affect its qualification or materially increase its cost.

(f) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan that was ever subject to Section 412 of the Internal Revenue Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Internal Revenue Code. No Company Employee Plan covered by ERISA holds securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

(g) There are no legal proceedings (except claims for benefits payable in the normal operation of the Company Employee Plans) against or involving any Company Employee Plan or asserting any rights or claims to benefits under any Company Employee Plan that could give rise to any material liability. No Company Employee Plans are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Entity. No voluntary or required corrections procedures are in progress,

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under internal or governmental review, or contemplated, and no corrections procedures have been filed with any Governmental Entity since January 1, 2008. All Company Employee Plans that are intended to obtain tax exemption or tax preferred status in contributions, benefits and/or invested assets under all applicable laws, regulations and requirements (including without limitation any local regulatory or tax approval requirements) meet, and have met, the requirements for such tax exemption or tax preferred status under such law. No tax exemption or tax preferred status of any Company Employee Plan is subject to examination, pending cancellation or pending revocation of such status.

(h) There are no material obligations under any Company Employee Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to post-employment or retiree health coverage and deferred compensation, except as required by COBRA or other applicable law.

(i) Each Company Employee Plan is amendable and terminable unilaterally by the Company and any of the Company’s Subsidiaries that are a party thereto or covered thereby at any time without liability or expense to the Company or any of its Subsidiaries or to such Company Employee Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto and other than for compensation required under Article 47 of the Labor Contract Law of the People’s Republic of China (if and where applicable) for benefits accrued through the date of termination or amendment) and no Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Employee Plan. The investment vehicles used to fund the Company Employee Plans may be changed at any time without the Company or any of its Subsidiaries incurring a material sales charge, surrender fee or other similar expense. Neither the Company nor any of its Subsidiaries has any contract, plan or commitment, whether legally binding or not, to create any additional Company Employee Plans or to modify any existing Company Employee Plan. No China Subsidiary has entered into a non-fixed term employment contract with any employee pursuant to the Labor Contract Law of the People’s Republic of China.

(j) Section 3.14(k) of the Disclosure Schedule sets forth a list and description of any Company Employee Plan or other contract, plan, policy, or arrangement covering any one or more individuals contains any provision or is subject to any law that, as a result of the transactions contemplated by this Agreement or upon related, concurrent or subsequent employment termination, would (i) increase, accelerate or vest any compensation or benefit, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty, (iv) trigger any material liability, (v) forgive any employee indebtedness, (vi) promise or provide any Tax gross ups or indemnification or reimbursements, or (viii) measure any values of benefits on the basis of any of the transactions contemplated hereby. No stockholder, equity owner, officer, manager, or director of the Company or its Subsidiaries has been promised or paid any bonus or incentive compensation related to the transactions contemplated hereby. Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Internal Revenue Code) has been operated since January 1, 2005 in compliance in all material respects with then applicable guidance under Section 409A of the Internal Revenue Code and since January 1, 2009, each such plan, arrangement, or contract has been documented in compliance with then applicable guidance under Section 409A of the Internal Revenue Code.

3.15 Compliance With Laws. The Company and each of its Subsidiaries has complied in all material respects with all applicable provisions, and is not in violation in any respect of and has not received any notice alleging any material violation with respect to any applicable provision, of any statute, law or regulation with respect to the conduct of its business, the ownership and/or operation of its properties and/or assets, and/or the confidentiality, security, use and/or treatment of personal data. Without limiting the generality of the foregoing, neither the Company, nor any of its Subsidiaries, nor any of its or their respective directors, officers or employees or, to the Knowledge of the Company, any of its or their respective consultants, joint venture partners, agents, representatives or any other person associated with or acting on their behalf, has directly or

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indirectly (a), made, promised, offered, or authorized (i) any unlawful payment or the unlawful transfer of anything of value, directly or indirectly, to any government official, employee or agent, political party or any official of such party, or political candidate, or (ii) any unlawful bribe, rebate, influence payment, kickback or similar unlawful payment, or (b) violated the United States Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction outside the United States. The Company and each of its Subsidiaries has complied (and is in compliance) in all material respects with all applicable provisions, and is not in violation in any material respect of and has not received any notice alleging any violation with respect to any applicable provision of any statute, law or regulation, including, but not limited to, any applicable laws of the United States or any state therein, Korea, China, Taiwan, Hong Kong, the United Kingdom, Macau and/or Japan, with respect to the conduct of its business.

3.16 Permits. The Company and each of its Subsidiaries have all material permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the “Company Permits”). The Company and each of its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

3.17 Labor Matters.

(a) Section 3.17(a) of the Company Disclosure Schedule contains a list of all employees of the Company and each of its Subsidiaries whose annual base rate of cash compensation exceeds one hundred thousand dollars ($100,000) per year, along with the position, date of hire, annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation of each such person, employment status of each such person (including whether the person is on a leave of absence and the dates of such leave), and the notice periods (if any) applicable to each such person. Each current or past employee of the Company or any of its Subsidiaries has entered into a confidentiality and assignment of inventions agreement with the Company, a copy or form of which has previously been delivered to the Buyer. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries has received notice of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it, or in the three (3) years prior to the date of this Agreement has sought to compel it, to bargain with any labor union or labor organization, nor is there pending or, to the Knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company and each Subsidiary are in compliance in all material respects with all applicable laws relating to the hiring, and employment and termination of employees, including, without limitation, all applicable foreign, federal, state and local laws, regulations and rules with respect to employment practices, terms and conditions of employment, employee safety and wage and hours, employment discrimination, workers’ compensation, family and medical leave, any laws governing the lawful employment of persons who are not citizens of the country in which they are employed, and occupational safety and health requirements, and no claims or investigations are pending or, to the Knowledge of the Company, threatened with respect to such laws, rules or regulations, either by private individuals or by Governmental Entities. Section 3.17(a) of the Disclosure Schedule contains a list of all current employees of the Company and its Subsidiaries as of the date hereof working in each country who are not citizens or permanent residents of that country and indicates the immigration status and the date work authorization is scheduled to expire for such employees. Schedule 3.17(a) of the Disclosure Schedule lists and describes all expatriate agreements that the Company and its Subsidiaries have in effect with any employee and all employment agreements and independent contractor arrangements covering any individual providing services outside the country in which they are nationals. Each individual working in a country other than one of which such individual is a citizen has a valid work permit or visa enabling him or her to work lawfully in the country in which such individual is employed or engaged.

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(b) No employee of the Company or any of its Subsidiaries (i) has a written employment contract (other than an offer letter) containing change in control benefits or any other non-standard term, (ii) to the Company’s Knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has given written notice to the Company or any of its Subsidiaries (and the Company otherwise has no Knowledge or reason to believe) that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

(c) All persons who have performed services for the Company or any of its Subsidiaries while classified as independent contractors have satisfied in all material respects all necessary legal requirements to be so classified, and, except as set forth in Section 3.17(c) of the Company Disclosure Schedule, the Company or any of its Subsidiaries, as applicable, has in all material respects fully and accurately reported their compensation on IRS Forms 1099 or other applicable forms for independent contractors when required to do so.

(d) The Company is in compliance in all material respects with all laws and regulations relating to the confidentiality, security, use and treatment of employee information and personal data.

3.18 Insurance. Each of the Company and its Subsidiaries maintains insurance policies (the “Insurance Policies”) with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Section 3.18 of the Company Disclosure Schedule sets forth the insurance coverages maintained by the Company and its Subsidiaries and a history of any claims made and claims paid since January 1, 2006. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

3.19 Inventory. All inventory of the Company and each of its Subsidiaries, whether or not reflected on the Company Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business of the Company and its Subsidiaries, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Company Balance Sheet. All inventories not written-off have been priced on the accounting basis (i.e. LIFO or FIFO) described in the Company’s audited financial statements for the year ended December 31, 2010. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company and its Subsidiaries.

3.20 Assets. The Company or one of its Subsidiaries owns or leases all material tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. All of such tangible assets which are owned, are owned free and clear of all Liens except for Permitted Liens. As used in this Agreement, “Permitted Liens” means (i) mechanics’, materialmen’s, suppliers’ and similar Liens as to which the Company is not in default of the underlying obligation, (ii) Liens for taxes, assessments, governmental charges and levies that are not yet delinquent or that are being contested in good faith for which adequate reserves have been established, (iii) Liens arising through or under any landlords of leased real property, (iv) easements, restrictions and other title encumbrances that do not materially interfere with the use of the property, (v) Liens that, individually and in the aggregate, do not interfere in any material respect with the ability of the Company or its Subsidiaries to conduct their business as currently conducted and as presently proposed to be conducted, and (vi) Liens that are not, and are not reasonably likely to be, material to the Company.

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3.21 Warranty. Section 3.21 of the Company Disclosure Schedule sets forth the terms of any current guaranty, warranty, right of return or other indemnity that deviates in any material respect from the Company’s standard forms of guaranty, warranty, right of return and indemnity, copies of which have been made available to the Buyer.

3.22 Customers and Suppliers. Section 3.22 of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer of the Company or any of its Subsidiaries that represented five percent (5%) or more of the Company’s consolidated revenues in the fiscal year ended December 31, 2010 or in the three-month period ended March 31, 2011. No such customer has notified the Company or any of its Subsidiaries in writing (and the Company otherwise has no Knowledge) that it will stop, or materially decrease the rate or volume of, purchases of products or services from the Company or any of its Subsidiaries. No material supplier or exclusive supplier of the Company or any of its Subsidiaries has notified the Company or any of its Subsidiaries in writing (and the Company otherwise has no Knowledge) that it will stop, or materially decrease the rate of, supplying materials, products or services to the Company and its Subsidiaries.

3.23 Accounts Receivable. All accounts receivable of the Company reflected on the Company Balance Sheet are valid receivables, arose from bona fide sales of goods and services in the Ordinary Course of Business, and are not subject to any setoffs or counterclaims.

3.24 No Existing Discussions. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

3.25 Opinion of Financial Advisor. The financial advisor to the Company, Needham & Company, LLC, has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Agreement is fair to the holders of Company Common Stock from a financial point of view.

3.26 Section 203 of the DGCL Not Applicable. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreements.

3.27 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Needham & Company, LLC, whose fees and expense shall be paid by the Company. The Company has delivered to the Buyer a complete and accurate copy of all agreements pursuant to which Needham & Company, LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

3.28 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes Act.

(a) The Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

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(b) The Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(c) Neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including without limitation any certifications required by Section 906 of the Sarbanes Act.

(d) The Company has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company. Section 3.28(d) of the Disclosure Schedule identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE

BUYER AND MERGER SUB

The Buyer and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as expressly set forth (i) herein or (ii) in the disclosure schedule delivered by the Buyer and Merger Sub to the Company on or before the date of this Agreement (the “Buyer Disclosure Schedule”) or (iii) in the Buyer’s Annual Report on Form 10-K for the fiscal year ended October 1, 2010 or the Buyer’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2010 and April 1, 2011, in each case as filed with the SEC (other than in any “risk factor” disclosure or forward-looking statement or any other disclosure therein that constitutes a general cautionary or predictive statement). The Buyer Disclosure Schedule shall be arranged in sections, subsections, paragraphs and clauses corresponding to the numbered and lettered sections, subsections, paragraphs and clauses contained in this Article IV and the disclosure in any section, subsection, paragraph or clause shall qualify (1) the corresponding section, subsection, paragraph or clause in this Article IV and (2) the other sections, subsections, paragraphs and clauses in this Article IV only to the extent that it is reasonably clear from a reading of such disclosure that it also qualifies or applies to such other sections, subsections, paragraphs and clauses.

For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any effect, circumstance, change, event and/or development (each an “Effect”, and collectively, “Effects”) that, either individually or in the aggregate, and taken together with all other Effects, has (or have) a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Buyer and its Subsidiaries, taking the Buyer together with its Subsidiaries as a whole; provided, however, that no Effect (either by itself or when aggregated or taken together with any and all other such Effects) proximately caused by any of the matters described in clauses (a), (b), (c), (g) or (h) or resulting directly and primarily from any of the matters described in clauses (d), (e) or (f) below shall be deemed to be or to constitute a “Buyer Material Adverse Effect,” and no Effect (either by itself or when aggregated or taken together with any and all other such Effects) proximately caused by any of the matters described in clauses (a), (b), (c), (g) or (h) or resulting directly and primarily from any of the matters described in clauses (d), (e), or (f) below shall be taken into account when determining whether a “Buyer Material Adverse Effect” has occurred or may occur:

(a) general economic conditions in the United States or any other country (or changes therein), general conditions in the financial markets in the United States or any other country (or changes therein), or general political conditions in the United States or any other country (or changes therein), in any such case to the extent that such conditions or changes do not affect the Buyer and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Buyer and its Subsidiaries conduct business;

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(b) general conditions in the industries in which the Buyer and its Subsidiaries conduct business (or changes therein) to the extent that such conditions or changes do not affect the Buyer and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Buyer and its Subsidiaries conduct business;

(c) general conditions caused by acts of terrorism, war or armed hostilities to the extent that such acts of terrorism, war or armed hostilities do not affect the Buyer or any of its Subsidiaries directly or in a disproportionate manner relative to other participants in the industries in which the Buyer and its Subsidiaries conduct business;

(d) the response of customers, suppliers, distributors, business partners and employees of the Buyer and its Subsidiaries to the announcement of this Agreement and the pendency of the transactions contemplated hereby;

(e) action taken by the Buyer or its Subsidiaries at the express written request of the Company after the date hereof (and in conformity therewith) that is not required by the terms of this Agreement;

(f) changes in GAAP (or the interpretation thereof) that affect the consolidated financial statements of the Buyer and its Subsidiaries;

(g) changes (in and of themselves) in the trading price or volume of the Buyer’s stock (it being understood, acknowledged and agreed that the underlying causes of, and the facts, circumstances or occurrences giving rise or contributing to such changes may be deemed to constitute a “Buyer Material Adverse Effect” (unless otherwise excluded by this definition) and may be taken into account in determining whether there has been, is, or would be a Buyer Material Adverse Effect); or

(h) failure (in and of itself) by the Buyer to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood, acknowledged and agreed that the underlying causes of, and the facts, circumstances or occurrences giving rise or contributing to such failure, and any legal liabilities resulting from such failure, may be deemed to constitute a “Buyer Material Adverse Effect” (unless otherwise excluded by this definition) and may be taken into account in determining whether there has been, is, or would, could or is likely to be a Buyer Material Adverse Effect).

For the avoidance of doubt, the parties agree that for all purposes of this Agreement: (i) with respect to the assets and/or liabilities of the Buyer and its Subsidiaries, an Effect that would otherwise constitute a Buyer Material Adverse Effect (or would otherwise be considered in determining whether a Buyer Material Adverse Effect has occurred or would, could or is likely to occur) shall constitute a Buyer Material Adverse Effect (and shall be considered in determining whether a Buyer Material Adverse Effect has occurred or would, could or is likely to occur) even if such Effect is a one-time or non-recurring and whether or not the impact of such Effect is permanent, ongoing, long-term or short-term; (ii) the term “business” includes (but is not limited to) the long-term future earnings potential of the Buyer and its Subsidiaries; (iii) the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Buyer Material Adverse Effect in this forepart to Article IV or to Company Material Adverse Effect in Article III; (iv) when a statement in a representation and warranty in Article IV is qualified by the phrase “in all material respects,” materiality shall be determined solely by reference to, and solely within the context of, the particular representation and warranty in which such qualifying phrase is used and not with respect to the entirety of this Agreement or the entirety of the transactions contemplated by this Agreement; and (v) to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (A) the representations and warranties, covenants, agreements and closing conditions in this Agreement shall be construed to be cumulative, (B) each representation and warranty, covenant, agreement and closing condition in this Agreement shall be given full separate and independent effect, and (C) no limitation in or exception to

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any representation and warranty, covenant, agreement or closing condition shall be construed to limit or apply to any other representation and warranty, covenant, agreement or closing condition unless such limitation or exception is expressly made applicable to such other representation and warranty, covenant, agreement or closing condition.

4.1 Organization, Standing and Power. Each of the Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Buyer Material Adverse Effect.

4.2 Capitalization. The authorized capital stock of the Buyer consists of 525,000,000 shares of Buyer Common Stock and 25,000,000 shares of preferred stock, no par value (the “Buyer Preferred Stock”). The rights and privileges of each class of the Buyer’s capital stock are set forth in the Buyer’s Certificate of Incorporation. As of the close of business on April 29, 2011, 186,187,121 shares of Buyer Common Stock were issued and outstanding and no shares of Buyer Preferred Stock were issued or outstanding. No material change in such capitalization has occurred between that date and the date of this Agreement. All shares of Buyer Common Stock issuable pursuant to Section 2.1(c) in connection with the Merger, when issued on the terms and conditions of this Agreement, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Buyer’s Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

4.3 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and Merger Sub have been duly authorized by all necessary corporate action on the part of each of the Buyer and Merger Sub, subject only to the adoption of this Agreement by the Buyer in its capacity as the sole stockholder of Merger Sub. The Buyer agrees to take the appropriate action to so adopt this Agreement promptly following the date hereof. This Agreement has been duly executed and delivered by each of the Buyer and Merger Sub and constitutes the valid and binding obligation of each of the Buyer and Merger Sub, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement by each of the Buyer and Merger Sub do not, and the consummation by the Buyer and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or Merger Sub or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually and/or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

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(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or Merger Sub in connection with the execution and delivery of this Agreement by the Buyer or Merger Sub or the consummation by the Buyer or Merger Sub of the transactions contemplated by this Agreement, except for (i) possible pre-merger notification requirements under the HSR Act and notification or filing requirements under applicable foreign antitrust and competition laws (if applicable), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company or Merger Sub is qualified as a foreign corporation to transact business, (iii) the filing of the Registration Statement with the SEC in accordance with the Securities Act and the declaration of effectiveness thereof, (iv) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (v) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, (vii) the filing with The NASDAQ Stock Market LLC of a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, and (viii) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations, the absence of which would not be reasonably likely, either individually or in the aggregate, to have a Buyer Material Adverse Effect.

4.4 SEC Filings; Financial Statements; Information Provided.

(a) The Buyer has filed all registration statements, forms, reports and other documents required to be filed by the Buyer with the SEC since January 1, 2010 and has made available to the Company copies of all registration statements, forms, reports and other documents filed by the Buyer with the SEC since such date, all of which are publicly available on the SEC’s EDGAR system. All such registration statements, forms, reports and other documents (including those that the Buyer may file after the date hereof until the Closing) are referred to herein as the “Buyer SEC Documents.” The Buyer SEC Documents (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Documents or necessary in order to make the statements in such Buyer SEC Documents, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Buyer SEC Documents at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of the Buyer and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Buyer and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of the Buyer as of April 1, 2011 is referred to herein as the “Buyer Balance Sheet.”

(c) The information in the Registration Statement or in any Regulation M-A Filing (except, in each case, for information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement or to be included or supplied by or on behalf of the Company for

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inclusion in any Regulation M-A Filing, as to which the Buyer makes no representation and which shall not constitute part of the Buyer SEC Documents for purpose of this Agreement), shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time the Registration Statement is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement/Prospectus to be sent to the stockholders of the Company in connection with the Company Meeting, which information shall be deemed to include all information about or relating to the Buyer, shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of the Company, or at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Buyer or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus should be discovered by the Buyer or should occur, the Buyer shall promptly inform the Company of such fact or event.

4.5 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Documents filed prior to the date of this Agreement, since the date of the Buyer Balance Sheet, there has not been any event, change, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Buyer Material Adverse Effect.

4.6 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. To the extent Merger Sub is a “shell company” within the meaning of Rule 405 promulgated under the Securities Act, Merger Sub qualifies as a “business combination related shell company” within the meaning of such Rule 405.

4.7 Material Litigation. As of the date hereof, there is no material action, suit, investigation or proceeding of any nature pending or (to the Knowledge of the Buyer) threatened against the Buyer or its property (tangible or intangible, except as would not reasonably be expected to have a Buyer Material Adverse Effect.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly required herein or as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations prior to delinquency (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use commercially reasonable best efforts, consistent with past practices, to maintain and preserve its and each Subsidiary’s business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably requested by the Company or withheld by the Buyer):

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(a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (except, in the case of this clause (C), for the acquisition of shares of Company Common Stock (1) from holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options to the extent required under the terms of such Company Options as in effect on the date hereof; or (2) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance (or lesser) price in connection with any termination of services to the Company or any of its Subsidiaries);

(b) except as expressly permitted by Section 5.1(o), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Options or Company Warrants outstanding on the date of this Agreement in accordance with their present terms);

(c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(d) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and components in the Ordinary Course of Business;

(e) except for sales of inventory in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries;

(f) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale of products and the grant of non-exclusive license in connection therewith in the Ordinary Course of Business);

(g) adopt or implement any stockholder rights plan or other anti-takeover measure;

(h) except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

(i) (A) incur or suffer to exist any indebtedness for borrowed money, or guarantee any such indebtedness of another person, other than (1) such indebtedness which existed as of March 31, 2011 as reflected on the Company Balance Sheet and (2) indebtedness for borrowed money of less than fifty thousand dollars ($50,000) individually and one hundred thousand dollars ($100,000) in the aggregate), (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions

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to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(j) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of fifty thousand dollars ($50,000) individually and one hundred thousand dollars ($100,000) in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously delivered to the Buyer or the specific capital expenditures disclosed and set forth in Section 3.7 of the Company Disclosure Schedule;

(k) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(l) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) that are material in amount either individually or in the aggregate, other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with the terms thereof as in effect on (and made available, as hereinafter defined, to the Buyer prior to) the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business;

(m) except in the Ordinary Course of Business, modify, amend or terminate any Company Material Contract, or expressly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries);

(n) (A) enter into any material contract or agreement, including contracts and agreements relating to the distribution, sale or marketing by third parties of the products, of, or products licensed by, the Company or any of its Subsidiaries, or, except in the Ordinary Course of Business, any other material contract or agreement, or (B) license any material intellectual property rights to or from any third party (other than non-exclusive licenses to purchasers of the Company’s products in the Ordinary Course of Business in connection with the sale of products);

(o) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, or as otherwise expressly permitted or required by this Agreement, (A) adopt, enter into, terminate (other than for “cause”) or amend any employment, severance or similar agreement, arrangement or Company Employee Plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (B) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for customary annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Company Options or restricted stock awards, (D) pay any material benefit not provided for as of the date of this Agreement under any Company Employee Plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, except in the Ordinary Course of Business and not in contemplation of or response to, and with no condition or contingency related to or triggered by this Agreement or the Merger or any of the other transactions contemplated by this Agreement, or accelerate or remove any existing restrictions in any benefit plans or agreements or awards made thereunder, (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan, (G) hire any new employee other than to replace (on an at-will basis, without any obligation for severance), an employee whose employment terminates after the date hereof, (H) enter into any agreement or arrangement with, or make any commitment to, any new hire providing for cash compensation at

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an annualized rate of one hundred fifty thousand dollars ($150,000) or more or providing for equity grants involving five thousand (5,000) or more shares of Company Common Stock without advance notice to (and written approval by) the Buyer, or (I) issue any option on shares of Company Common Stock or make any other equity-based grant that involves an exercise, strike, purchase or conversion price, on terms involving an exercise, strike, purchase or conversion price of less than $6.13 per share.

(p) make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;

(q) commence any offering of shares of Company Common Stock pursuant to the Company’s Employee Stock Purchase Plan;

(r) initiate, compromise or settle any material litigation or arbitration proceeding;

(s) open or close any facility or office;

(t) fail or omit to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(u) fail or omit to pay accounts payable and other obligations in the Ordinary Course of Business; or

(v) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of January 15, 2011 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein and except further that the standstill provisions of that agreement shall be of no further force or effect and each party is hereby released from the standstill provisions of that agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, the Company shall not, and the Company shall (i) cause its Subsidiaries and its and each of their respective directors, officers and employees, and (ii) use its reasonable best efforts to cause its investment bankers, attorneys, accountants and other advisors and representatives (any person’s directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives being referred to collectively herein as such person’s “Representatives”), not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including but not limited to (A) approving any transaction under Section 203 of the DGCL, and (B) approving any person becoming an “interested stockholder” under Section 203 of the DGCL; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, prior to the adoption of this Agreement at the Company Meeting (the “Specified Time”), the Company may, to the extent required by the fiduciary obligations of the Company

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Board, as determined in good faith by the Company Board after consultation with outside counsel, in response to a proposal that constitutes (or that the Company Board determines in good faith, after consultation with outside legal counsel and its independent financial adviser, is reasonable likely to lead to) a Superior Proposal that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to the Company to the person making the proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (provided that the confidentiality agreement need not contain a standstill or similar provision) and (y) participate in discussions or negotiations (including solicitation of a revised proposal) with such person and its Representatives regarding the proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) or the taking of any actions inconsistent with the restrictions set forth in Section 6.1(a) by any Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company for all purposes under this Agreement including for purposes of Section 8.3(c)(ii) in the case of actions by directors, officer and employees of the Company or any of its Subsidiaries (but excluding for purposes of Section 8.3(c)(ii) in the case of actions by other Representatives).

(b) No Change in Recommendation or Alternative Acquisition Agreement. Neither the Company Board nor any committee thereof shall:

(i) except as expressly permitted by this Section 6.1, effect a Change in Recommendation (as defined below);

(ii) except as expressly permitted by, and after compliance with, Section 8.1(h) of this Agreement, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal unless the Company Board has made a “Change in Recommendation” permitted under Section 6.1(c) of this Agreement.

(c) Permitted Change in Recommendation. The Company Board shall not (x) withhold, withdraw, amend, change, qualify or modify in a manner adverse to the Buyer, or publicly propose to withhold, withdraw, amend, change, qualify or modify in a manner adverse to the Buyer (the “Company Board Recommendation”) or (y) approve, adopt or recommend to the stockholders of the Company any Acquisition Proposal, or publicly (or in a manner designed to become public) propose to approve, adopt or recommend to the stockholders of the Company any Acquisition Proposal, or (z) make any public statement (other than a “stop, look and listen” communication by the Company Board pursuant to Rule 14d9-f of the Exchange Act) in connection with a tender offer or exchange offer for shares of Company Common Stock, unless such statement includes a reaffirmation of the Company Board Recommendation (any such action within the scope of clauses (x), (y) and/or (z), a “Change in Recommendation”). Notwithstanding the foregoing or anything else to the contrary provided herein, at any time prior to the receipt of the Company Stockholder Approval, the Company Board may effect a Change in Recommendation if the Company Board has received an Acquisition Proposal that it determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal and the failure to take such action would reasonably be expected to be a breach of its fiduciary duties, provided that (and only if) (A) the Company has not violated, in any material respect, any of the terms of Section 6.1(a), Section 6.1(b) or this Section 6.1(c) in connection with such Acquisition Proposal, (B) the Company shall have given the Buyer at least three (3) business days’ prior written notice of its intention to take such action (which notice shall include the terms and conditions of any such Superior Proposal) and, no later than the time of such notice, provided the Buyer a copy of the relevant proposed transaction agreement and other material documents with the party making such Superior Proposal,

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(C) if requested by the Buyer, the Company shall have negotiated in good faith with Parent during such three (3) business day notice period to enable the Buyer to propose changes to the terms of this Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal, (D) the Company Board shall have considered in good faith (after consultation with its financial advisors and outside legal counsel) any changes to this Agreement proposed by the Buyer in a written offer capable of acceptance and determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect, and (E) in the event of any material change to the financial or other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice and copies of the relevant proposed transaction agreement and other material documents and the three (3) business day notice period shall have recommenced. Subject to the provisions of Section 8.1(h), nothing in this Section 6.1 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of Section 6.1(b), or (B) affect any obligation of the Company under this Agreement or (C) limit the Company’s obligation to call, give notice of, convene and hold the Company Meeting, regardless of whether the Company Board has made a Change in Recommendation.

(d) Notices to the Buyer; Additional Negotiations. The Company shall notify the Buyer of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal, request or inquiry and the identity of the person making any such Acquisition Proposal, request or inquiry. The notification required by the immediately preceding sentence shall be given verbally (if possible and if written notification has not already been given) and in writing, with verbal notification to be given by telephone to the chief executive officer, vice president of business development or general counsel of the Buyer or to the Buyer’s outside counsel named in Section 9.2 (whoever is reached first) as soon as possible after receipt by the Company of such Acquisition Proposal, request or inquiry, and written notification to be given by e-mail in accordance with Section 9.2 as promptly as practicable (and in any event within twenty four (24) hours) after receipt by the Company of such Acquisition Proposal, request or inquiry. The Company shall (i) keep the Buyer fully informed, on a current basis, of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to the Buyer, as soon as practicable after receipt or delivery thereof, copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Acquisition Proposal and (iii) if the Buyer shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Acquisition Proposal or inquiry, the Company shall furnish a copy of such information to the Buyer.

(e) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders required by law or its fiduciary duties if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would violate the Company Board’s obligations under applicable law; provided, however, that, except as set forth in Section 6.1(b), in no event shall the Company Board or any committee thereof withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger.

(f) Cessation of Ongoing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. At the Buyer’s request, the Company shall use commercially reasonable efforts to have all copies of all nonpublic information it or its Subsidiaries and its and their Representatives have distributed on or prior to the date of this Agreement to other potential purchasers returned to the Company as soon as possible.

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(g) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) any proposal for the issuance by the Company or any of its Subsidiaries of over 10% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or consolidated total assets of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire more than 50% of the equity securities or assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, on terms which the Company Board determines in its good faith judgment to be (i) more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and after consultation with a nationally recognized independent financial advisor and (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.

6.2 Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, the Buyer, in cooperation with the Company, shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus shall be included as a prospectus. Each of the Buyer and the Company shall respond to any comments of the SEC and shall use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and the Company shall cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company shall use its commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

(b) The Buyer and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

6.3 Nasdaq Quotation. The Buyer and the Company each agree to continue the quotation of Buyer Common Stock and Company Common Stock, respectively, on Nasdaq during the term of this Agreement.

6.4 Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts,

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commitments, personnel and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform any “invasive” testing. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

6.5 Company Meeting.

(a) The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and Nasdaq rules to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty five (45) days after the declaration of effectiveness of the Registration Statement, the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to the provisions of Section 6.1, to the fullest extent permitted by applicable law, (i) the Company Board shall recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement/Prospectus, and (ii) neither the Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to the provisions of Section 6.1(b), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by Nasdaq rules of or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

(b) Subject to the provisions of Section 8.1(h), the Company shall call, give notice of, convene and hold the Company Meeting in accordance with this Section 6.5 and shall submit the Company Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company Board at any time subsequent to the date hereof determines, in the manner permitted by Section 6.1(b) that the Company Voting Proposal is no longer advisable or recommends that the stockholders of the Company reject such proposal, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company.

6.6 Subsidiary Shares. Promptly after the date of this Agreement, the Company shall take all action required to cause each current or former director, officer or employee of the Company who is the holder (whether of record, in trust, as nominee or otherwise) of any shares of stock of any Subsidiary of the Company (a) to sell, assign, transfer and deliver to the Buyer or a designee of the Buyer, effective as of the Effective Time or such later time as may be designated by the Buyer, all such shares of stock of each such Subsidiary of the Company, and (b) to execute and deliver such certificates and instruments, in customary form, as may reasonably be requested by the Buyer to effect and confirm such sale, transfer, assignment and delivery, in each case at no cost to the Buyer, the Company or any of their respective Subsidiaries.

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6.7 Legal Conditions to the Merger.

(a) Subject to the terms of this Agreement (including the provisions and limitations set forth in Section 6.7(b)), the Company and the Buyer shall each use its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as reasonably practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act (if any filings or submissions are required) or any similar foreign law or regulation (if applicable) and any related governmental request thereunder, and (C) any other applicable law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings and submissions, including providing copies of all such documents to the non-filing or non-submitting party and its advisors prior to filing or submission and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing or submission to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.7(a) shall enlarge their respective obligations under Section 6.7(b) with respect to the pursuit of the clearances and approvals addressed therein, and that, in the event of any inconsistency between the provisions of Section 6.7(a) and Section 6.7(b), the provisions of Section 6.7(b) shall govern and control with respect to the matters within the scope thereof.

(b) Subject to the limitations set forth in this Section 6.7(b) below, the Buyer and the Company shall, and shall cause each of their respective Subsidiaries to, cooperate and use their respective commercially reasonable efforts to obtain any government clearances or approvals that may be required for the Merger under the HSR Act (if any), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other applicable federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”); provided, however, that nothing in this Section 6.7(b) or elsewhere in this Agreement shall require the Buyer, Merger Sub or the Company to incur any material or commercially unreasonable expense or to take any commercially unreasonable action in response to any request for information issued by the Department of Justice Antitrust Division or the Federal Trade Commission that extends the waiting period under the HSR Act (i.e., a “Second Request”) or any similar request issued under any other Antitrust Law, or to initiate or pursue litigation against any Governmental Entity, or to contest or resist any action, including any legislative, administrative or judicial action, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law); and provided further that, notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates shall be under any obligation to: (i) make or accept any proposal, execute or carry out any agreement or submit to any order providing for the sale or other disposition or divestiture or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Buyer or any of its Subsidiaries or the Company or any of its Subsidiaries or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of the Buyer or any of its Subsidiaries to conduct their business or own such assets or to acquire, hold or exercise

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full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein.

(c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (C) required to prevent the occurrence of an event that may have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time.

6.8 Public Disclosure. Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (ii) the Buyer and the Company shall each use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement or filing with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (a) the Company shall, after the date hereof, issue only those press releases and make only those public statements and filings concerning this Agreement, the Merger and the other transactions contemplated by this Agreement that the Company in good faith determines, after consultation with outside legal counsel, are required by law or to fulfill the Company’s obligations under this Agreement, and (b) other than in connection with an Acquisition Proposal, the Company shall consult in good faith with the Buyer, and shall consider in good faith any comments made by the Buyer, before issuing any press release or making any public statement or making any filing with any Governmental Entity after the date hereof, and shall provide the Buyer with a draft of any such release, statement or filing as much in advance of such release, statement or filing as practicable (which, in the case of scheduled communications and filings such as earnings releases and SEC periodic reports, shall be not less than forty eight (48) hours in advance of the public release of such communication or the filing of such report).

6.9 Nasdaq Stock Market Listing. The Buyer shall, if required by the rules of The NASDAQ Stock Market LLC, file with The NASDAQ Stock Market LLC a Notification Form for Listing Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger or upon exercise of Company Options or Company Warrants assumed by the Buyer in connection with the Merger.

6.10 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Buyer’s prior written consent, which will not be unreasonably withheld or delayed.

6.11 Indemnification.

(a) From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six (6) years from the Effective Time, to honor all of the Company’s obligations to indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit,

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proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.

(b) For a period of six (6) years after the Effective Time, the Buyer shall cause the Surviving Corporation to maintain in effect (to the extent available in the market) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been delivered to the Buyer prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such persons as the Company’s existing coverage; provided that in no event shall the Buyer or the Surviving Corporation be required to expend in excess of 250% of the annual premium currently paid by the Company for such coverage; provided further that if the annual premium exceeds such amount, the Buyer will cause the Surviving Corporation to obtain as much coverage as practicable for such amount.

(c) The provisions of Section 6.11(b) may be satisfied by either the Buyer or the Company purchasing a “tail” policy under the Company’s directors’ and officers’ liability insurance policy in effect immediately before the Effective Time which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons who are covered by the Company’s directors’ and officers’ liability insurance policy in effect prior to the Effective Time, and (iii) contains terms and conditions (including coverage amounts) which are no less advantageous than those contained in the terms and conditions of the Company’s directors’ and officers’ liability insurance policy in effect immediately prior to the Effective Time. The Buyer will, and will cause the Surviving Corporation to, assume such policy, and the Buyer agrees to use its commercially reasonable efforts to maintain in effect such “tail” policy for the duration of its term without amendment or cancellation.

(d) The provisions of this Section 6.11 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.12 Notification of Certain Matters. The Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of the occurrence, or non-occurrence of any event, which occurrence or non-occurrence would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material noncompliance with or nonsatisfaction of any covenant or agreement to be complied with or satisfied by the Buyer and Merger Sub, on the one hand, or the Company, on the other hand, as the case may be, or by any officer, director, employee or agent thereof, under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.12 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger, and the non-delivery of such notice shall not be deemed to be a failure to satisfy a closing condition unless the underlying facts had caused such condition not to be satisfied.

6.13 Exemption from Liability Under Section 16(b).

(a) The Board of Directors of the Buyer, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Buyer Common Stock in exchange for shares of Company Common Stock, and of options to purchase Buyer Common Stock upon assumption and conversion of Company Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

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(b) For purposes of this Agreement, “Section 16 Information” means information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Buyer Common Stock, or options to purchase Buyer Common Stock, in each case, in connection with the Merger, which shall be provided by the Company to the Buyer within ten (10) business days after the date of this Agreement.

(c) For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

6.14 FIRPTA Tax Certificates. Within ten (10) business days prior to the Closing, the Company shall deliver or cause to be delivered to the Buyer a certification that the Company Common Stock is not a United States real property interest as defined in Section 897(c) of the Internal Revenue Code, together with a notice to the Internal Revenue Service, in accordance with the Treasury Regulations under Sections 897 and 1445 of the Internal Revenue Code. If the Company has not provided the certification and notice described above to the Buyer on or before the Closing Date, the Buyer shall be permitted to adjust the Cash Amount either to reduce the aggregate amount of cash to be paid by the amount of any required withholding Tax under Section 1445 of the Internal Revenue Code.

6.15 Employee Matters.

(a) From and after the Effective Time, the Surviving Corporation shall (and Buyer shall cause the Surviving Corporation to) honor all Company Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time to the extent that such plans and arrangements have heretofore been disclosed and made available to the Buyer; provided that nothing in this Agreement shall prohibit the Surviving Corporation from amending or terminating, or shall prohibit the Buyer from causing the Surviving Corporation to amend or terminate, any such Company Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required or permitted by applicable law.

(b) From and after the Effective Time until the end of the Buyer’s current fiscal year or the end of the applicable current plan year, as the Buyer shall prescribe in its sole discretion, the Surviving Corporation shall (and the Buyer shall cause the Surviving Corporation to) either (i) maintain, for the benefit of each employee of the Company and its Subsidiaries immediately prior to the Effective Time who continues to be employed by the Buyer and its Subsidiaries during such prescribed period (each such employee, a “Continuing Employee”), the Company Employee Plans (or substitute plans), at benefit levels that, taken as a whole, are not materially less favorable, in the aggregate, to the Continuing Employees than those in effect at the Company or its Subsidiaries on the date of this Agreement (excluding equity-based compensation and benefits, compensation and benefits under individual employment, severance and/or change-of-control agreements and arrangements, special bonuses, and similar compensation and benefits), or (ii) provide compensation and benefits (other than equity-based compensation and benefits, compensation and benefits under individual employment, severance and/or change-of-control agreements and arrangements, special bonuses, and similar compensation and benefits) to each Continuing Employee that, taken as a whole, are not materially less favorable in the aggregate than the compensation and benefits (other than equity-based compensation and benefits, compensation and benefits under individual employment, severance and/or change-of-control agreements and arrangements, special bonuses and similar compensation and benefits) provided to comparably ranked, similarly situated employees of the Buyer and its Subsidiaries generally, giving effect to differences based on location of employment, performance reviews and other differentiating factors. Nothing in this Agreement shall create for any employee of the Company or any of its Subsidiaries any entitlement to continue employment with the Buyer or any of its Subsidiaries following the Effective Time.

(c) The Buyer shall take (or shall cause the Surviving Corporation to take) commercially reasonable action to provide the Continuing Employees with credit for service with the Company and its Subsidiaries for

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purposes of vesting, eligibility, participation and level of benefits (but not benefit accruals) under all applicable Employee Benefit Plans and arrangements of the Buyer and its Subsidiaries in which Continuing Employees participate after the Effective Time in the same manner as if such service had been service for the Buyer and its Subsidiaries; provided, however, that no such credit shall be required to the extent that such credit is not permitted by the terms of the applicable plan or would impose any out-of-pocket cost on the Buyer or any of its Subsidiaries (other than de minimis administrative fees) or would result in a duplication of benefits for the same period of service. Subject to the requirements and limitations of applicable law and plans, the Buyer shall take (or shall cause the Surviving Corporation to take) such actions as are necessary to cause the group health plan maintained by the Buyer or the applicable Subsidiary of the Buyer, and applicable insurance carriers, third-party administrators and any other third parties, to the extent such group health plan is made available to Continuing Employees, to waive any evidence of insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to Continuing Employees and their spouses and eligible dependents (but only to the extent that such evidence of insurability requirement, waiting periods and preexisting condition limitations did not apply or were satisfied under the group health plan maintained by the Company and its Subsidiaries prior to the Effective Time and only to the extent that such waiver can be obtained under such plan without out-of-pocket cost to the Buyer and its Subsidiaries, including the Surviving Corporation and its Subsidiaries (other than de minimis administrative and legal fees); provided, however, that such service need not be credited for purposes of accrual of pension benefits or to the extent that it would result in duplication of coverage or benefits.

(d) The Company’s Board of Directors or, if appropriate, any committee administering the Company’s 401(k) plan (the “401(k) Plan”), shall adopt such resolutions or take such other actions as are required to terminate the 401(k) Plan no later than the day before the Closing Date.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Company under applicable law and the Company’s Certificate of Incorporation and By-laws.

(b) HSR and Foreign Waiting Periods. The waiting period applicable to the consummation of the Merger under the HSR Act (if any) and applicable foreign law shall have expired or been terminated.

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been made or obtained, and all waiting periods shall have expired or been terminated, and no material condition shall be required as a condition to the receipt or issuance of such authorization, consent, order, approval, expiration or termination in connection with the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(d) Registration Statement; Proxy Statement/Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

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(e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or imposing any material condition on the consummation of the Merger or the other transactions contemplated by this Agreement.

(f) Nasdaq. The Buyer, if required by the rules of The NASDAQ Stock Market LLC, shall have filed with The NASDAQ Stock Market LLC a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

7.2 Additional Conditions to Obligations of the Buyer and Merger Sub. The obligations of the Buyer and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date (except (x) in the case of representations and warranties that are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes expressly required by this Agreement, and (z) where the failure to be true and correct (disregarding any materiality, Company Material Adverse Effect or Knowledge qualifications contained therein), has not had and is not reasonably likely to have a Company Material Adverse Effect, either individually or in the aggregate with all other Effects involving a failure of any representation and warranty of the Company to be true and correct); provided, however, that the representations and warranties made in Section 3.2(a) and Section 3.2(c)(i) as to the number of shares of Company capital stock and restricted stock units outstanding and the number of shares of Company capital stock subject to outstanding Company Options or restricted stock units (A) shall be true and correct in all respects except where the failure to be true and correct (in the case of an understatement of the actual number of shares and restricted stock units outstanding and/or subject to outstanding Company Options or restricted stock units), in the aggregate, is less than 0.5% of the fully-diluted equity capitalization of the Company and except where the failure to be true and correct (in the case of an overstatement of the actual number of shares and restricted stock units outstanding and/or subject to outstanding Company Options or restricted stock units) is not material, and (B) shall not be subject to the qualifications set forth in clause (z) above; and provided further that the representations and warranties made in the first sentence of Section 3.4(d) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date and shall not be subject to the qualifications set forth in clause (z) above. The Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have complied with and performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date and shall have complied with and performed its obligations under Section 5.1(b) in all other than de minimis respects; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) [Intentionally Omitted].

(d) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Buyer or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries or to compel the Buyer or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of the Buyer or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by the Buyer or any of its Subsidiaries of any such shares.

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(e) Resignations; Transfer of Subsidiary Shares. The Buyer shall have received copies of the resignations, which shall be effective as of the Effective Time, of each director of the Company and its Subsidiaries, and each current or former director, officer or employee of the Company who is the holder (whether of record, in trust, as nominee or otherwise) of any shares of stock of Advanced Analogic Technologies (Hong Kong) Limited shall have sold, assigned, transferred and delivered to the Buyer or its designee, effective as of the Effective Time or such later time as may be designated by the Buyer, all such shares of stock of each such Subsidiary of the Company, and shall have executed and delivered such certificates and instruments, in customary form, as may reasonably be requested by the Buyer to effect and confirm such sale, transfer, assignment and delivery, in each case at no cost to the Buyer, the Company or any of their respective Subsidiaries.

(f) Noncompetition Agreement. No challenge by the signatory named in Schedule 7.2(f) to the validity or enforceability of the Noncompetition Agreement shall be pending, the Noncompetition Agreement shall not have been invalidated as a result of a challenge by such signatory, and the Noncompetition Agreement shall not have been repudiated by such signatory.

(g) Absence of Certain Changes and Events. Since the date of this Agreement, there has not been any change, event, circumstance, development or effect that, either individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and Merger Sub set forth in this Agreement and in any certificate or other writing delivered by the Buyer or Merger Sub pursuant hereto shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date (except (x) in the case of representations and warranties that are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement, and (z) where the failure to be true and correct (disregarding any materiality, Buyer Material Adverse Effect or Knowledge qualifications contained therein), individually or in the aggregate with all other Effects involving a failure of any representation and warranty of the Buyer or Merger Sub to be true and correct, has not had, and is not reasonably likely to have, a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and Merger Sub. The Buyer and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company or the sole stockholder of Merger Sub:

(a) by mutual written consent of the Buyer, Merger Sub and the Company; or

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(b) by either the Buyer or the Company if the Merger shall not have been consummated by December 31, 2011 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose non-fulfillment of any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or imposing conditions on the consummation of the Merger that would prevent one or more of the conditions set forth in Article VII from being satisfied, or by the Buyer if action shall have been taken by a Governmental Entity that would cause the condition set forth in Section 7.2(d) not to be satisfied; or

(d) by either the Buyer or the Company if at the Company Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if either (i) at such time, the Company is in breach of or has not fulfilled any of its obligations under Section 6.1 or Section 6.5 (or any other provision of this Agreement affecting or relating to the Company Meeting or the Company Voting Proposal) in any material respect or (ii) the failure to obtain the requisite vote has been caused by a breach of a Stockholder Agreement by any party thereto other than the Buyer); or

(e) by the Buyer, if: (i) the Company Board (or any committee thereof) shall not have recommended approval of the Company Voting Proposal in the Proxy Statement/Prospectus or shall have made a Change in Recommendation; (ii) the Company Board (or any committee thereof) shall not have reconfirmed its recommendation of the Company Voting Proposal within five (5) business days after the Buyer requests in writing that the Company Board (or any committee thereof) do so following the receipt by the Company of an Acquisition Proposal; (iii) the Company Board (or any committee thereof) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board (or any committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, the Company Board does not recommend against acceptance of such offer (or at any time thereafter does not maintain its recommendation against acceptance of such offer); (v) the Company shall have breached its obligations under Section 6.1 or Section 6.5 in any material respect; or (vi) for any reason (other than an order of a court of competent jurisdiction enjoining the vote or the Company Meeting) the Company shall not have held the Company Meeting or shall not have submitted the Company Voting Proposal to the Company’s stockholders by the date which is one (1) business day prior to the Outside Date; or

(f) by the Buyer, if there has been a breach or nonperformance of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or nonperformance (i) would cause any of the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within ten (10) days following receipt by the Company of written notice of such breach or nonperformance from the Buyer; or

(g) by the Company, if there has been a breach or nonperformance of any representation, warranty, covenant or agreement on the part of the Buyer or Merger Sub set forth in this Agreement, which breach or nonperformance (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within ten (10) days following receipt by the Buyer of written notice of such breach or nonperformance from the Company; or

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(h) by the Company, following and in connection with a Change in Recommendation to enter into a definitive agreement to effect a Superior Proposal; provided, however, that (i) prior to terminating the Agreement pursuant to this Section 8.1(h), the Company shall have complied in all material respects with its obligations under Section 6.1, and (ii) the Company contemporaneously pays to Buyer in immediately available funds all amounts required to be paid pursuant to Section 8.3.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, Merger Sub or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Sections 3.27, 5.2 and 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that the Company and the Buyer shall share equally (i) the filing fees of the Buyer’s pre-merger notification report under the HSR Act (if any) and applicable foreign law and (ii) all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

(b) The Company shall pay the Buyer up to five hundred thousand dollars ($500,000) as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Buyer’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement pursuant to Section 8.1(d); provided, however, that the amount of any reimbursement paid pursuant to this Section 8.3(b) shall be credited against and deducted from the amount of any fee payable pursuant to Section 8.3(c) of this Agreement. The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within two (2) business days after demand therefor by the Buyer (in the case of termination by the Buyer) and prior to and as a condition to the effectiveness of termination (in the case of termination by the Company).

(c) The Company shall pay the Buyer a termination fee of eight million five hundred thousand dollars ($8,500,000) in the event of the termination of this Agreement:

(i) by the Buyer or the Company pursuant to Section 8.1(d) if, at or prior to the time that the vote on the Company Proposal is taken, (A) there shall have been announced an Acquisition Proposal relating to the Company or any of its Subsidiaries which shall not have been absolutely and unconditionally withdrawn and abandoned and (B) within twelve (12) months after such termination a transaction is consummated effecting an Acquisition Proposal with respect to the Company or any of its Subsidiaries or the Company or any of its Subsidiaries enters into an agreement contemplating an Acquisition Proposal (provided that for purposes of this Section 8.3(c)(i) all references to “10%” in the definition of “Acquisition Proposal” shall be deemed to be references to 50%); or

(ii) by the Buyer pursuant to Section 8.1(e); or

(iii) by the Buyer pursuant to Section 8.1(f) for a breach or nonperformance of a covenant or agreement (but not, for the avoidance of doubt, breaches of representations and warranties) if, prior to the breach or nonperformance by the Company that gives rise to the Buyer’s right of termination pursuant to Section 8.1(f), (A) there shall have been announced or communicated to the Company an Acquisition Proposal relating to the Company or any of its Subsidiaries which shall not have been absolutely and unconditionally

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withdrawn and abandoned and (B) within twelve (12) months after such termination a transaction is consummated effecting an Acquisition Proposal with respect to the Company or any of its Subsidiaries or the Company or any of its Subsidiaries enters into an agreement contemplating an Acquisition Proposal (provided that for purposes of this Section 8.3(c)(iii) all references to “10%” in the definition of “Acquisition Proposal” shall be deemed to be references to 50%); or

(iv) by the Company pursuant to Section 8.1(h).

Any fee due under clause (i) or clause (iii) of this Section 8.3(c) shall be paid by wire transfer of immediately available funds prior to the earlier of (A) the consummation of any transaction effecting an Acquisition Proposal relating to the Company or any of its Subsidiaries or (B) the entry by the Company or any of its Subsidiaries into any agreement contemplating an Acquisition Proposal; and any fee due under clause (ii) of this Section 8.3(c) shall be paid by wire transfer of immediately available funds within two (2) business days after demand by the Buyer; and any fee due under clause (iv) of this Section 8.3(c) shall be paid by wire transfer of immediately available funds contemporaneously with, and as a condition to, the termination of this Agreement.

(d) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party does not promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent (5%) per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement.

(e) The parties acknowledge and agree that in no event shall the Company be required to pay the fee set forth in Section 8.3 on more than one occasion.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Merger Sub, provided, however, that, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The non-assertion by any party to this Agreement of any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, the Buyer and Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

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9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below, or (iii) the same day if delivered personally (including by same day messenger service, facsimile with confirmation of receipt or e-mail delivery to the e-mail addresses listed in Schedule 9.2 with confirmation of receipt):

(a)	if to the Buyer or Merger Sub, to
Skyworks Solutions, Inc. 20 Sylvan Road Woburn, MA 01801 Attention: Chief Executive Officer Attention: Vice President of Business Development Attention: General Counsel
with a copy to:
Wilmer Cutler Pickering Hale and Dorr, LLP 950 Page Mill Road Palo Alto, California 94304 Attn: Rod J. Howard, Esq. Telecopy: 650-858-6100

(b)	if to the Company, to
Advanced Analogic Technologies Incorporated 3230 Scott Boulevard Santa Clara, CA 95054 Attn.: Chairman Attn.: President & Chief Executive Officer
with a copy to:
Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Attn: Mark L. Reinstra, Esq. Robert T. Ishii, Esq. Telecopy: 650-493-6811

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms, except as otherwise provided in Section 5.2.

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9.4 No Third Party Beneficiaries. Except as provided in Section 6.11, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer and/or Merger Sub may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Buyer without consent of the Company, provided that the Buyer and/or Merger Sub, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular article, section, subsection, paragraph, clause or other subdivision. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. The phrase “made available,” when it refers to documents or information being made available to the Buyer and its representatives, means that the indicated documents or information have been uploaded to the data site on or before May 23, 2011 and were in fact available through the data site to the Buyer and its Representatives.

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9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Enforcement; Arbitration.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) The parties hereto agree that any and all disputes arising under or related in any way to this Agreement or the Transactions shall be resolved solely in arbitration before the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) as set forth below. Accordingly, and for the sake of clarity, the parties hereto agree that they are waiving and relinquishing the right to bring any dispute arising under or related in any way to this Agreement or the Merger or other transactions contemplated by this Agreement before a court of any state or the United States; that they are waiving any right to have such dispute decided by a jury; and that they are also waiving any right to argue that the forum for the arbitration is an inconvenient one. The parties intend that this Section 9.11 be interpreted as broadly as possible, and in favor of prompt and binding arbitration.

(c) The parties hereto agree that any dispute or controversy arising out of or in connection with this Agreement, the Merger or any of the other transactions contemplated by this Agreement (a “Dispute”) shall be arbitrated in the Delaware Court of Chancery pursuant to 10 Del. C. § 349 and the Rules of the Delaware Court of Chancery promulgated thereunder (the “Chancery Rules”). The parties hereto agree to take all steps necessary or advisable, including execution of documents to be filed with the Delaware Court of Chancery, in order properly to submit such Dispute for Arbitration (as defined in the Chancery Rules) in accordance with this Section 9.11, and each such party agrees that it shall raise no objection to the submission of such Dispute to Arbitration in accordance with this Section 9.11 and further irrevocably waives, to the fullest extent permitted by Law, any objection that it may have or hereafter have to the submission of such Dispute for Arbitration or any right to lay claim to jurisdiction in any venue.

(d) The Arbitration shall be conducted in accordance with the Chancery Rules; provided that the parties hereto may agree to amend, modify or alter such rules, and/or adopt new rules, in each case with the consent of the Arbitrator. Any such amendments, modifications or alterations shall be in writing and signed by an authorized representative of each such party. The Arbitration shall take place in Delaware or such other location as the parties and the Arbitrator may agree.

(e) The Arbitration shall be presided over by one arbitrator (the “Arbitrator”) who shall be a chancellor or vice-chancellor of the Delaware Court of Chancery appointed as an arbitrator by the Delaware Court of Chancery.

(f) Any issue concerning the extent to which any Dispute is subject to Arbitration shall be decided by the Arbitrator.

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(g) The arbitral award (the “Award”) shall (i) be written or oral, (ii) state the reasons for the award, and (iii) be the sole and exclusive binding remedy with respect to the Dispute between and among the parties. The parties hereto acknowledge that time is of the essence and the parties hereto agree that they shall not seek to vary the timing provisions of the Chancery Rules. Judgment on the Award may be entered in any court having jurisdiction thereof. All Awards of the Arbitrator shall be final, nonappealable and binding on the parties. The parties hereto waive any right to refer any question of law and right of appeal on the law and/or merits to any court, including any appeal contemplated by 10 Del. C. § 349(b). The Award shall be deemed an award of the United States, the relationship between the parties shall be deemed commercial in nature, and any Dispute arbitrated pursuant to this Section 9.11 shall be deemed commercial.

(h) The Arbitrator shall have the authority to grant any equitable or legal remedies that would be available in any judicial proceeding intended to resolve a Dispute, including entering injunctive or other equitable relief pending the final decision of the Arbitrator or the rendering of the Award. Notwithstanding the foregoing, the parties hereto agree that any petition for arbitration submitted pursuant to this Section 9.11 shall seek specific performance of the Merger or any of the other transactions contemplated by this Agreement, and may also seek monetary damages but only in the event that a grant of an award of specific performance of the consummation of the Merger and the other transactions contemplated by this Agreement is not awarded.

(i) The parties hereto agree that the Arbitration, and all matters relating thereto or arising thereunder, including the existence of the Dispute, the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any decision of the Arbitrator or Award), shall be kept strictly confidential, and each party hereto hereby agrees that such information shall not be disclosed beyond (i) the Arbitrator or such other persons as are contemplated by 10 Del. C. § 349(b), (ii) such party’s legal counsel, for any purpose related to the Dispute, (iii) the other party to the Dispute, (iv) the other party’s legal counsel, for any purpose related to the Dispute, (v) any person necessary to the conduct of the Arbitration, and (vi) solely in connection with a party’s enforcement of an Award in a court having jurisdiction thereof in accordance with Section 9.13(l), such court; provided, however, that each party hereto agrees that, prior to disclosing any information to any party listed in subclauses (ii), (iv) or (v) above, such party shall use its commercially reasonable efforts to cause the recipient of such information to agree to maintain the confidentiality of such agreement in a manner consistent with the terms hereof.

(j) Each party hereto shall bear its own legal fees and costs in connection with the Arbitration; provided, however, that each such party shall pay one-half of any filing fees, fees and expenses of the Arbitrator or other similar costs incurred by the parties in connection with the prosecution of the Arbitration.

(k) The parties hereto acknowledge that the Arbitrator may impose rules different from, or in addition to, those set forth in this Section 9.11, and nothing in this Section 9.11 shall be construed to limit or restrict the Arbitrator from adopting any such rules. Notwithstanding the foregoing, each party hereto shall use its commercially reasonable efforts to cause the Arbitration to be conducted in accordance with the procedures set forth in the foregoing provisions of this Section 9.11, and hereby further waives the right to object to the conduct of the Arbitration in accordance therewith.

(l) Notwithstanding the other provisions of this Section 9.11, each party hereto shall be entitled to seek interim or provisional relief in the Delaware Court of Chancery or, if the Delaware Court of Chancery lacks subject matter jurisdiction, any Federal court located in the State of Delaware to (i) protect the rights or property of such party, (ii) maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved, or (iii) prevent breaches of this Agreement. By doing so, such party does not waive any right or remedy under this Agreement. Each party hereto (i) irrevocably submits itself to the personal jurisdiction of the Delaware Court of Chancery or any Federal court located in the State of Delaware in any proceeding seeking such relief, and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

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(m) Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Arbitrator, the Delaware Court of Chancery and the Federal courts located in the State of Delaware in connection with proceedings pursuant to this Section 9.11, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 Waiver of Jury Trial. EACH OF THE BUYER, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

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IN WITNESS WHEREOF, the Buyer, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SKYWORKS SOLUTIONS, INC.

By:	/s/ David J. Aldrich
Name: David J. Aldrich Title: President and CEO

POWERCO ACQUISITION CORP.

By:	/s/ David J. Aldrich
Name: David J. Aldrich Title: President

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

By:	/s/ Richard K. Williams
Name: Richard K. Williams Title: CEO, President & CTO

Merger Agreement Signature Page